Exhibit 10.1

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”), dated as of February 1, 2018 (the “Effective Date”), is between NantOmics, LLC (“NantOmics), a Delaware limited liability company, and NantHealth, Inc., a Delaware corporation (“NantHealth”). NantOmics and NantHealth are each sometimes referred to herein as a “Party” and collectively as “Parties.”

RECITALS

WHEREAS, NantCell, Inc. (NantCell) acquired Liquid Genomics, Inc., a Delaware corporation (“Liquid Genomics”), pursuant to an Agreement and Plan of Merger (“Merger Agreement”), dated as of March 31, 2017, among NantCell, Liquid Genomics, Bio Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and the stockholder representative, under which Merger Sub was merged with and into Liquid Genomics.

WHEREAS, following the transactions consummated pursuant to the Merger Agreement, NantOmics acquired 100 shares of common stock, par value $0.001 per share, of Liquid Genomics (the “LG Shares”), along with all of NantCell’s rights and obligations under the Merger Agreement, resulting in Liquid Genomics becoming a wholly-owned subsidiary of NantOmics (the “NO/LG Acquisition”).

WHEREAS, as consideration for the NO/LG Acquisition, NantOmics paid to NantCell $7,240,536.43, representing the amount paid by NantCell for its acquisition of Liquid Genomics and funding of Liquid Genomics following such acquisition without any markup.

WHEREAS, NantOmics desires to assign, and NantHealth desires to assume, the LG Shares and all rights and obligations under the Merger Agreement in exchange for consideration equal to the amount paid by NantOmics for the NO/LG Acquisition, plus an amount equal to the funding of Liquid Genomics without any markup since the NO/LG acquisition, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Assignment of LG Shares. NantOmics agrees to convey, assign, transfer and deliver to NantHealth on the Closing Date (defined below) all of NantOmics’s right, title and interest in, to and under the LG Shares. Following the foregoing conveyance, assignment and transfer, Liquid Genomics will be a wholly-owned subsidiary of NantHealth.

2. Assignment of Merger Agreement. NantOmics agrees to convey, assign, transfer and deliver to NantHealth on the Closing Date all of NantOmics’ rights and obligations under the Merger Agreement and all ancillary agreements and documents referred to therein.

3. Consideration. In consideration of the transactions contemplated by this Agreement, NantHealth agrees to convey, assign, transfer and deliver to NantOmics:

3.1 on the Closing Date, Series A-2 equity units of NantOmics owned by NantHealth (“NO Units”) in an amount equal to (i) $7,240,536.43 plus (ii) the amount of funding provided by NantOmics to Liquid Genomics, without markup, for its operations between the NO/LG Acquisition and December 31, 2017 (the “Initial NO Units”); and

3.2 by May 31, 2018, NO Units in an amount equal to the funding provided by NantOmics to Liquid Genomics, without markup, for its operations between January 1, 2018 and the Closing Date.

The parties agree that the per-unit book value of NO Units on NantHealth’s balance sheet as of December 31, 2017 shall be used for purposes of determining the number of NO Units to be conveyed to NantOmics under Sections 3.1 and 3.2.

4. Closing.

4.1 The closing of the transaction contemplated under this Agreement (“Closing”) shall be consummated at 1:00 PM, California time, on February 28, 2018 or such other date and time as may be agreed upon by the Parties. The Closing shall be deemed to have become effective as of 11:59 PM., California time, on the date on which the Closing is actually held, and such time and date are referred to herein as the “Closing Date.”

4.2 At the Closing:

(a) NantOmics will deliver to NantHealth: (i) certificates representing the LG Shares, duly endorsed (or accompanied by duly executed powers); (ii) an assignment of the Merger Agreement; and (iii) such other bills of sale, assignments and other instruments of transfer or conveyance as NantHealth may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the LG Shares and Merger Agreement.

(b) NantHealth will deliver to NantOmics: (i) the Initial NO Units (defined above), duly endorsed (or accompanied by duly executed powers) and (ii) such other bills of sale, assignments and other instruments of transfer or conveyance as NantOmics may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the NO Units.

4.3 Between the Effective Date and Closing, NantOmics shall cause Liquid Genomics to operate and carry on its business only in the ordinary course and in all material respects as presently operated.

5. NantOmics Representations and Warranties. NantOmics represents and warrants to NantHealth, as of the Effective Date and Closing Date, that: (a) it is duly organized and existing in good standing as a limited liability company under the laws of the State of Delaware and that it has full power and authority to execute and deliver, and to perform all of its obligations under, this Agreement; (b) the execution, delivery and performance of this Agreement has been authorized by all necessary limited liability company action, and does not and will not: (i) violate or conflict with any law, rule, regulation, order, writ, judgment, injunction, decree, determination, award, contract, agreement or understanding presently in effect applicable to NantOmics or (ii) require any authorization, consent, approval, license, exemption by or from, or filing or registration with, any court, executive or legislative body, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (c) this Agreement constitutes a legal, valid and binding obligation of NantOmics enforceable against NantOmics in accordance with its terms; and (d) NantOmics has good title to and is the sole owner of all of the LG Shares, free and clear of all liens, charges and any encumbrances of any kind whatsoever (and NantHealth will receive good title to the LG Shares, free and clear of all liens, charges and any encumbrances of any kind whatsoever).

6. NantHealth Representations and Warranties. NantHealth represents and warrants to NantOmics that, as of the Effective Date and Closing Date: (a) it is duly organized and existing in good standing as a corporation under the laws of the State of Delaware and that it has full power and authority to execute and deliver, and to perform all of its obligations under, this Agreement; (b) the execution, delivery and performance of this Agreement has been authorized by all necessary corporate action, and does not and will not: (i) violate or conflict with any law, rule, regulation, order, writ, judgment, injunction, decree, determination, award, contract, agreement or understanding presently in effect applicable to NantHealth or (ii) require any authorization, consent, approval, license, exemption by or from, or filing or registration with, any court, executive or legislative body, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (c) this Agreement constitutes a legal, valid and binding obligation of NantHealth enforceable against NantHealth in accordance with its terms; and (d) NantHealth has good title to and is the sole owner of all of the NO Units, free and clear of all liens, charges and any encumbrances of any kind whatsoever (and NantOmics will receive good title to the NO Units, free and clear of all liens, charges and any encumbrances of any kind whatsoever).

7. Further Assurances. At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of the other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder.

8. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws, provisions or rules that would cause the application of laws of any jurisdiction other than the State of Delaware.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11. Enforcement. Each Party hereto acknowledges that money damages may not be an adequate remedy in the event of a breach of this Agreement or that any of the covenants or agreements in this Agreement are not performed by the Parties in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right each Party may have, each Party may have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

12. Integration; Entire Agreement. This Agreement and the documents referred to herein or delivered pursuant hereto contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related to the subject matter hereof in any way.

IN WITNESS WHEREOF, the parties have executed this Assignment Agreement as of the date first written above.

NANTOMICS, LLC	NANTHEALTH, INC.

By: /s/ Charles Kim	By: /s/ Paul Holt
Name: Charles Kim	Name: Paul Holt
Title: Executive Vice President	Title: Chief Financial Officer